Exhibit 10.3

May 21, 2019

Larry Smith

By Hand

Re:Separation Agreement

Dear Larry:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Vical Incorporated (the “Vical” or “Company”) is offering to you.

1.Separation Date.  Your employment termination date will be May 21, 2019 (the “Employment Separation Date”).  On the Employment Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Employment Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.Severance Benefits.  If you timely sign this Agreement, allow the release set forth herein to become effective, and comply with your continuing legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits:

(a)Cash Severance Benefit.  The Company will make a lump-sum cash severance payment to you in an amount equal to the sum of the following:

(i)$312,100, which equals twelve (12) months of your base salary as in effect on the Employment Separation Date; plus

(ii)$70,000, which equals the annual bonus you received in the twelve (12) month period preceding the Employment Separation Date.

This amount, less deductions and withholdings, will be paid to you within sixty (60) days following the Employment Separation Date.

(b)Consulting.  The Company will engage you as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit B.

(c)COBRA Severance Benefit.  The Company will pay, on your behalf, on a monthly basis, the total amount of premiums required to continue your coverage under the Company’s health, dental and vision insurance plans pursuant to COBRA from the Employment Separation Date until the earliest of (i) the end of the twelve (12)-month period following the Employment Separation Date, (ii) the expiration of your eligibility for such coverage pursuant to COBRA, and (iii) the date you become eligible to enroll for coverage under a health, dental, or vision insurance plan of a subsequent employer (the “COBRA Payment Period”), provided that you elect to continue such coverage pursuant to COBRA within the time period prescribed under COBRA. Such COBRA premium payments will be inclusive of premiums for your eligible dependents for such health, dental, or vision plan coverage as in effect immediately prior to the Employment Separation Date, provided that such dependents continue to be eligible for such coverage during the COBRA Payment Period. You will be required to notify the Company immediately if you become eligible to enroll for coverage under a health, dental, or vision insurance plan of a subsequent employer during the COBRA Payment Period.

(d)Accelerated Vesting.   The Company will accelerate the vesting of your equity awards such that you will be deemed vested in those shares that would have vested in the one (1) year period following the Employment Separation Date had your employment not ended.

You acknowledge and agree that upon receipt of the severance benefits set forth in this Section 2, the Company will have satisfied in full any and all obligations to provide you with severance benefits, including (without limitation) the obligations set forth in your Severance Agreement dated January 23, 2015 (the “Severance Agreement”), and further acknowledge and agree that you will not be entitled to and will not receive any further severance benefits from the Company except as provided in Section 3 below.

3.Change of Control Severance Benefits.  In the event that (a) a Change of Control (as defined in the Severance Agreement) occurs while you are serving as a consultant to the Company pursuant to the Consulting Agreement, (b) you remain in full compliance with all legal and contractual obligations to the Company, and (c) you sign the Supplemental Release attached hereto as Exhibit C within ten (10) days after the closing of the Change of Control and allow it to become effective, then the Company will provide you with the following additional severance benefits:

(a)Change of Control Payment.  You will be entitled to receive a cash payment equal to $156,050, which equals six (6) months of your base salary in effect on your Employment Separation Date.  This amount, less standard payroll deductions and holdings, shall be paid to you in a lump sum within sixty (60) days following the Supplemental Release Effective Date (as defined in the Supplemental Release).

(b)Change of Control Equity Vesting.  The Company will accelerate the vesting of your equity awards such that all shares subject to your equity awards will be deemed vested and exercisable.

4.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from the Company, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

5.Expense Reimbursements.  You agree that, within ten (10) days after the Employment Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Employment Separation

Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6.Return of Company Property.  By signing below, you represent and warrant that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, except any Company property that you need to retain in order to provide consulting services to the Company.  You further represent that you have made a diligent search to locate any such documents, property and information.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Employment Separation Date, if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

7.Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8.Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

9.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

10.No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released

Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).  You further acknowledge that the Company has provided you with the ADEA Disclosure information (under Title 29 U.S.C. Section 626(f)(1)(H)), attached as Exhibit D to this Agreement.

(d)Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

13.General.  This Agreement, including Exhibits A, B, and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me within forty-five (45) days.  The Company’s offer contained in this Agreement will automatically lapse and expire if we do not receive the fully-signed Agreement from you within this time period.

Sincerely,

Vical Incorporated

By:     /s/  Vijay B. Samant

Vijay B. Samant

President and Chief Executive Officer

Exhibit A – Proprietary Information and Inventions Agreement

Exhibit B – Consulting Agreement

Exhibit C – Supplemental Release

Exhibit D – ADEA Disclosure

Accepted and Agreed:

     /s/  Larry Smith

Larry Smith

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of May 21, 2019 (the “Effective Date”), is entered into between VICAL INCORPORATED (“Vical”), a Delaware Corporation, having a place of business at 10390 Pacific Center Court, San Diego, CA  92121-4340, and LARRY SMITH (the “Consultant”), an individual having a principal address of 12757 Larchmont Street, Poway, CA, 92064.

WHEREAS, Vical hereby engages the Consultant as an independent contractor and not as an employee of Vical, to perform the services (the “Services”) described in Attachment 1, on the terms and subject to the conditions of this Agreement.  The Consultant hereby accepts such engagement.  The specific details of the Services set forth in Attachment 1 may change over the term of this Agreement and any changes will be specified in writing by Vical and made a part of this Agreement upon acceptance by the Consultant.

WHEREAS, Consultant understands that Vical possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to Vical, including without limitation information created, discovered, developed or made known by Consultant (and within the scope of this Agreement) or to Consultant during the period of or arising out of the Consultant’s retention as a consultant by Vical, and/or in which property rights have been assigned or otherwise conveyed to Vical, which information has commercial value in the business in which Vical is engaged.  All of the aforementioned information is hereinafter called “Proprietary Information”.  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvement, inventions, techniques, marketing plans, strategies, forecasts and customer lists.

NOW, THEREFORE, In consideration of the foregoing, and of the mutual covenants, terms and conditions hereinafter expressed, the parties agree as follows:

1.

All Proprietary Information shall be the sole property of Vical and its assigns, and Vical and its assigns shall be the sole owner of all patents and other rights in connection therewith.  At all times during Consultant's retention by Vical and at all times after termination of such retention Consultant hereby agrees to keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of Vical, except as may be necessary in the ordinary course of performing duties as a consultant of Vical.

2.

All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by Vical or produced by the Consultant or others shall be and remain the sole property of Vical and shall be returned promptly to Vical as and when requested by Vical.  Should Vical not so request, Consultant shall return and deliver all such property upon termination of this Agreement by the Consultant or by Vical for any reason and Consultant shall not take any such property or any reproduction of such property upon such termination.

3.

Consultant agrees that Vical is the owner of the Proprietary Information it is disclosing and that Consultant will not disclose any such Proprietary Information to third parties, and Consultant agrees not to use any of such Proprietary Information at any time except for the purposes of performing the services specified herein; provided, however, Consultant shall have no liability to Vical with respect to use or disclosure to others not party to this Agreement, of such Proprietary Information as Consultant can establish by written documentation to:

(a)	have been publicly known prior to disclosure by Vical of such Proprietary Information to Consultant;

(b)	have become publicly known, without fault on the part of Consultant, subsequent to disclosure by Vical of such Proprietary Information to Consultant;

(c)	have been otherwise known by Consultant prior to communication by Vical to Consultant of such Proprietary Information as evidenced by written records;

(d)	have been received by Consultant at any time from a source other than Vical lawfully having possession of such Proprietary Information;

(e)	have been independently developed by Consultant without access to such Proprietary Information, as evidenced by written records; or

(f)

be required by applicable law to be disclosed to a governmental authority or regulatory agency; provided, however, that to the extent permitted by applicable law, Consultant shall use its best efforts to obtain the agreement of such governmental authority to maintain the confidentiality of any such Proprietary Information.

4.

The Consultant’s obligation to hold Proprietary Information in confidence shall remain in effect for a period of five (5) years from the receipt of the Proprietary Information; provided, however, that such obligations with respect to trade secrets included in the Proprietary Information and identified and maintained as trade secrets by Vical will continue for so long as such trade secrets retain their legal status as trade secrets.

5.

Upon the request of Vical, Consultant agrees to promptly return or destroy, at Vical’s reasonable expense, all tangible items, and all copies thereof, relating to Vical’s Proprietary Information, including all written material, photographs, models, compounds, compositions and any other items or information made available or supplied by Vical to Consultant (collectively referred to as (“Materials”).  Furthermore, upon the request of Vical, Consultant shall also certify in writing the return or destruction of such Material.

6.	Consultant agrees that for a period of one year following termination of this Agreement the Consultant will not solicit or in any manner encourage employees of Vical to leave its employ.

7.

Consultant will promptly disclose to Vical, or any persons designated by it, all improvements, inventions, formulae, processes, methods, techniques, ideas, concepts, know-how, discoveries, developments innovations and data, whether or not patentable, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the term of this Agreement which (a) result from tasks assigned to Consultant by Vical, (b) are funded by Vical, or (c) result from use of premises owned, leased or contracted for by Vical (all said improvements, inventions, formulae, processes, methods, techniques, ideas, concepts, know-how, discoveries, developments, innovations and data shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

8.

Consultant agrees that all Inventions shall be the sole property of Vical and its assigns, and Vical and its assigns shall be the sole owner of all patents and other rights in connection therewith.  Consultant hereby assigns to Vical any and all right title and interest in or to any and all Inventions conceived or made by Consultant, whether alone or with others, during the term of this Agreement which either (a) involve or are reasonably related to the business of Vical or to Vical’s actual or demonstrably anticipated research or development; or (b) incorporate or are based on, in whole or in part, any of the Proprietary Information.  Consultant agrees to provide all assistance reasonably requested by Vical in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc., such assistance to be provided at Vical’s expense but without any additional compensation.  Consultant shall at the expense of Vical, assist Vical or its nominees to obtain patents for such Inventions in any countries throughout the world.  Such Inventions shall be the property of Vical or its nominees, whether patented or not.  Consultant shall and does, without charge to Vical, assign to Vical all right, title, and interest in and to such Inventions, including in patents and patent applications and reissues thereof.  Such assignment shall include the right to sue for infringement.  Consultant agrees to execute, acknowledge, and deliver any instruments confirming the complete ownership by Vical of such inventions.  Such assignments shall include the right to sue for infringement.

9.

Consultant agrees that any work prepared for Vical which is eligible for copyright protection in the United States or elsewhere shall be a work made for hire.  If any such work is deemed for any reason not to be a work made for hire, Consultant shall assign all right, title and interest in the copyright in such work, and all extensions and renewals thereof, to Vical, and agree to provide all assistance reasonably requested by Vical in the establishment, preservation and enforcement of its copyrights in such work, such assistance to be provided at Vical’s expense but without any additional compensation.  Consultant agrees to waive all moral rights relating to the work developed or produced, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

10.	Consultant represents that the performance of all the terms of this Agreement does not and will not breach any agreement, including confidentiality agreements, between Consultant and any third party.

11.	The term Vical as used herein shall include any subsidiary or affiliate of Vical Incorporated.

12.	This Agreement shall be binding upon the Consultant, the Consultants heirs, executors, assigns and administrators and shall inure to the benefit of Vical, its successors and assigns.

13.	This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.

In no event shall Vical be liable for any special, consequential or incidental damages arising out of or relating to this Agreement, or any claim, demand, action or other proceeding relating to this Agreement.

15.

Either party shall have the right to terminate this Agreement at any time with thirty (30) days written notice to the other party.  Termination of this Agreement shall not relieve the parties of any obligation accruing to such termination, and the provisions of Paragraphs 1-6 shall survive the termination of this Agreement.

16.

Consultant shall not assign or transfer this Agreement or any of its rights or obligations under this Agreement (in whole or in part), whether voluntary, by operation of law or otherwise, without the prior written consent of Vical.  Any purported assignment or transfer in violation of this Paragraph 16 shall be void.

17.

Vical and Consultant shall be independent contractors, and the relationship between the two parties shall not constitute a partnership, joint venture or agency.  Neither party shall have the authority to make any statement, representation or commitment of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

ACCEPTED AND AGREED TO:

VICAL INCORPORATEDLARRY SMITH

By:	/s/ Vijay B. Samant	By:	/s/ Larry Smith
Name:	Vijay B. Samant	Name:	Larry Smith
Title:	President and Chief Executive Officer	Title:	Consultant

ATTACHMENT 1

Services:

Consultant will be reasonable available to answer questions and assist Vical with the strategic transactions process, provided, however, that such assistance will not exceed five (5) hours per week to be performed at mutually agreeable times.

Deliverables:	Deliverables will be defined by Vical.

Expenses:

All expenses including travel will be reimbursed upon submission of itemized invoice and audit by a Vical representative.  Air travel must be authorized in advance by Vical, and booked at lowest coach fare.  Hotel accommodations shall be reasonable and moderate, and any cancellation or “no show” fees arising from the acts of the consultant shall be borne solely by the consultant.  Rental cars shall be economy cars.  Personal auto mileage shall be reimbursed at the current federal rate for a non-government automobile.  Requests for reimbursement of expenses greater than $25 must be accompanied by a receipt.  Meal and incidental expenses shall be limited to the rates provided on the US GSA Domestic Per Diem Rates website and do not require receipts http://www.gsa.gov/portal/content/104877. Travel hours shall not be reimbursed for more than 8 hours per day.

Expenses shall be invoiced within 30 days of service rendered.  Approval of invoices shall be contingent upon receipt of deliverables, as defined above, and audited and approved by an authorized Vical representative.  Invoices will be responded to within 30 days of receipts, and paid within 30 days of approval.

Consideration:	The Severance Benefits described in Section 2 of the Separation Agreement dated May 21, 2019 are contingent upon your cooperation for the Consulting Term.

Equity:

Any equity awards granted to Consultant while Consultant was an employee of Vical will continue to vest during the term of this Consulting Agreement, and Consultant’s transition from an employee to a Consultant under this Agreement will not be deemed to be a break in continuous service for purposes of such equity awards.

Consulting Term:

From the Effective Date until the earlier of a Change of Control (as defined in that certain Severance Agreement dated January 23, 2015 between you and Vical) and September 30, 2019 (the “Consulting Period Termination Date”).  Either party shall have the right to terminate this Agreement at any time with thirty (30) days written notice to the other party.

EXHIBIT C

SUPPLEMENTAL RELEASE

In exchange for the severance benefits to be provided to me by Vical Incorporated (the “Company”) pursuant to the Separation Agreement between the Company and me (the “Separation Agreement”), I hereby provide the following Supplemental Release.

In exchange for the consideration to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Supplemental Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my consulting engagement by the Company or the termination of that engagement; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that cannot be waived as a matter of law; or (c) any claims arising from the breach of this Supplemental Release.  In addition, nothing in this Supplemental Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Supplemental Release; (b) I should consult with an attorney prior to signing this Supplemental Release; (c) I have had twenty-one (21) days to consider this Supplemental Release; (d) I have seven (7) days following the date I sign this Supplemental Release to revoke (in a written revocation sent to the Company’s Chief Executive Officer); and (e) this Supplemental Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Supplemental Release (the “Supplemental Release Effective Date”).

In granting the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Supplemental Release.

I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:   /s/  Larry Smith

Larry Smith

Date:

EXHIBIT D

ADEA DISCLOSURE